ENERGY TRANSFER REPORTS SECOND QUARTER 2025 RESULTS
Dallas – August 6, 2025 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended June 30, 2025.
Energy Transfer reported net income attributable to partners for the three months ended June 30, 2025 of $1.16 billion compared to $1.31 billion for the three months ended June 30, 2024. For the three months ended June 30, 2025, net income per common unit (basic) was $0.32.
Adjusted EBITDA for the three months ended June 30, 2025 was $3.87 billion compared to $3.76 billion for the three months ended June 30, 2024.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended June 30, 2025 was $1.96 billion compared to $2.04 billion for the three months ended June 30, 2024.
Growth capital expenditures in the second quarter of 2025 were $1.04 billion, while maintenance capital expenditures were $253 million.
Operational Highlights
•Energy Transfer’s volumes continued to grow during the second quarter of 2025 compared to the second quarter of 2024.
◦Interstate natural gas transportation volumes were up 11%.
◦Midstream gathered volumes were up 10%, setting a new Partnership record.
◦Crude oil transportation volumes were up 9%, setting a new Partnership record.
◦Intrastate natural gas transportation volumes were up 8%.
◦NGL transportation volumes were up 4%, setting a new Partnership record.
◦NGL and refined products terminal volumes were up 3%, setting a new Partnership record.
◦NGL fractionated volumes were up 5%.
◦NGL exports were up 5%, setting a new Partnership record.
•In the second quarter of 2025, Energy Transfer placed its 200 MMcf/d Lenorah II Processing plant in the Midland Basin into service; the plant is currently running at full capacity.
•Energy Transfer recently placed its Nederland Flexport NGL Export Expansion Project into ethane and propane service and expects to begin ethylene service in the fourth quarter of this year. The project is expected to add up to 250,000 Bbls/d of total NGL export capacity at the Partnership’s Nederland terminal.
•Energy Transfer also recently placed the 200 MMcf/d Badger Processing Plant into service. This project involved the relocation of a previously idle plant to the Delaware Basin.
•Energy Transfer also recently commissioned the second of eight, 10-megawatt natural gas-fired electric generation facilities in West Texas. Two more of these facilities are expected to be placed into service in 2025, with the remainder expected in service in 2026.
Strategic Highlights
•Energy Transfer announced today a 1.5 Bcf/d expansion of its Transwestern Pipeline. Transwestern’s Desert Southwest Pipeline expansion will include a 516-mile, 42-inch natural gas pipeline that will connect the Permian Basin with markets in Arizona, New Mexico, and Texas, and is expected to be in service by the fourth quarter of 2029. The project is expected to cost approximately $5.3 billion, including $0.6 billion of Allowance for Funds Used During Construction (“AFUDC”), and is supported by significant, long-term commitments with investment grade counterparties.

•Energy Transfer recently reached FID on Phase II of its Hugh Brinson Pipeline, which will include the addition of compression. Upon completion, this bi-directional pipeline will have the ability to transport approximately 2.2 Bcf/d from west to east and also transport approximately 1 Bcf/d from east to west.
•Energy Transfer also recently reached FID on the construction of a new storage cavern at its Bethel natural gas storage facility. This project will double Energy Transfer's natural gas working storage capacity at the facility to over 12 Bcf.
•Southeast Supply Header, LLC recently approved an expansion to its SESH pipeline to serve growing power generation needs.
•In June 2025, Energy Transfer signed an incremental Sale and Purchase Agreement (“SPA”) with Chevron U.S.A. Inc. (“Chevron”) for additional LNG supply from its proposed Lake Charles LNG export facility. The 20-year agreement for 1.0 million tonnes per annum (“mtpa”) increases Chevron’s total contracted volume from Energy Transfer LNG to 3.0 mtpa, following the initial 2.0 mtpa agreement signed in December 2024.
•In May 2025, Energy Transfer entered into a 20-year LNG SPA with Kyushu Electric Power Company, Inc. related to the Lake Charles LNG project, to supply 1.0 mtpa of LNG.
•In April 2025, Energy Transfer entered into a Heads of Agreement with MidOcean Energy (“MidOcean”) for the joint development of the Lake Charles LNG project, under which MidOcean would commit to fund 30% of the construction costs and be entitled to 30% of the LNG production.
Financial Highlights
•In July 2025, Energy Transfer announced a quarterly cash distribution of $0.33 per common unit ($1.32 annualized) for the quarter ended June 30, 2025, which is an increase of more than 3% compared to the second quarter of 2024.
•In May 2025, the Partnership redeemed $500 million aggregate principal amount of 6.75% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units using cash on hand and commercial paper borrowings.
•As of June 30, 2025, the Partnership’s revolving credit facility had an aggregate $2.51 billion of available borrowing capacity.
•The Partnership now expects to be at or slightly below the lower end of its previously stated Adjusted EBITDA guidance range of $16.1 billion to $16.5 billion. The Partnership continues to expect its 2025 growth capital expenditures to be approximately $5 billion.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single business segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended June 30, 2025. In addition, Energy Transfer generates approximately 40% of its Adjusted EBITDA from natural gas-related assets. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, August 6, 2025 to discuss its second quarter 2025 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with approximately 140,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 21% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 38% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements SUN's fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including Adjusted EBITDA, and impact current projections, including capital expenditures, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets	$13,671	$14,202

Property, plant and equipment, net	95,531	95,212

Investments in unconsolidated affiliates	3,243	3,266
Lease right-of-use assets, net	828	809
Other non-current assets, net	2,072	2,017
Intangible assets, net	5,774	5,971
Goodwill	3,903	3,903
Total assets	$125,022	$125,380
LIABILITIES AND EQUITY
Current liabilities	$11,849	$12,656

Long-term debt, less current maturities	60,749	59,752
Non-current operating lease liabilities	754	730
Deferred income taxes	4,204	4,190
Other non-current liabilities	1,609	1,618

Commitments and contingencies
Redeemable noncontrolling interests	323	417

Equity:
Limited Partners:
Preferred Unitholders	3,356	3,852
Common Unitholders	31,360	31,195
General Partner	(2)	(2)
Accumulated other comprehensive income	65	73
Total partners’ capital	34,779	35,118
Noncontrolling interests	10,755	10,899
Total equity	45,534	46,017
Total liabilities and equity	$125,022	$125,380

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES	$19,242	$20,729	$40,262	$42,358
COSTS AND EXPENSES:
Cost of products sold	13,946	15,609	29,517	32,206
Operating expenses	1,343	1,227	2,642	2,365
Depreciation, depletion and amortization	1,384	1,213	2,751	2,467
Selling, general and administrative	257	332	545	592
Impairment losses	3	50	7	50
Total costs and expenses	16,933	18,431	35,462	37,680
OPERATING INCOME	2,309	2,298	4,800	4,678
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(865)	(762)	(1,674)	(1,490)
Equity in earnings of unconsolidated affiliates	105	85	197	183
Losses on extinguishments of debt	(17)	(6)	(19)	(11)
Gain on interest rate derivative	—	3	—	12
Gain on sale of Sunoco LP West Texas assets	—	598	—	598
Other, net	5	3	(6)	30
INCOME BEFORE INCOME TAX EXPENSE	1,537	2,219	3,298	4,000
Income tax expense	79	227	120	316
NET INCOME	1,458	1,992	3,178	3,684
Less: Net income attributable to noncontrolling interests	275	663	659	1,099
Less: Net income attributable to redeemable noncontrolling interests	20	15	33	31
NET INCOME ATTRIBUTABLE TO PARTNERS	1,163	1,314	2,486	2,554
General Partner’s interest in net income	1	1	2	2
Preferred Unitholders’ interest in net income	63	98	130	227
Loss on redemption of preferred units	8	33	8	54
Common Unitholders’ interest in net income	$1,091	$1,182	$2,346	$2,271
NET INCOME PER COMMON UNIT:
Basic	$0.32	$0.35	$0.68	$0.67
Diluted	$0.32	$0.35	$0.68	$0.67
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,432.2	3,370.6	3,431.8	3,369.6
Diluted	3,453.5	3,394.9	3,454.1	3,393.3

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,458	$1,992	$3,178	$3,684
Depreciation, depletion and amortization	1,384	1,213	2,751	2,467
Interest expense, net of interest capitalized	865	762	1,674	1,490
Income tax expense	79	227	120	316
Impairment losses	3	50	7	50
Gain on interest rate derivative	—	(3)	—	(12)
Non-cash compensation expense	33	30	70	76
Unrealized (gains) losses on commodity risk management activities	(100)	(38)	(31)	103
Inventory valuation adjustments (Sunoco LP)	40	32	(21)	(98)
Losses on extinguishments of debt	17	6	19	11
Adjusted EBITDA related to unconsolidated affiliates	182	170	349	341
Equity in earnings of unconsolidated affiliates	(105)	(85)	(197)	(183)
Gain on sale of Sunoco LP West Texas assets	—	(598)	—	(598)
Other, net	10	2	45	(7)
Adjusted EBITDA (consolidated)	3,866	3,760	7,964	7,640
Adjusted EBITDA related to unconsolidated affiliates(b)	(182)	(170)	(349)	(341)
Distributable cash flow from unconsolidated affiliates(b)	129	121	240	246
Interest expense, net of interest capitalized	(865)	(762)	(1,674)	(1,490)
Preferred unitholders’ distributions	(65)	(100)	(137)	(218)
Current income tax expense	(55)	(239)	(112)	(261)
Transaction-related income taxes(c)	—	199	—	199
Maintenance capital expenditures	(305)	(258)	(507)	(393)
Other, net	13	19	35	56
Distributable Cash Flow (consolidated)	2,536	2,570	5,460	5,438
Distributable Cash Flow attributable to Sunoco LP	(290)	(186)	(600)	(357)
Distributions from Sunoco LP	67	61	131	122
Distributable Cash Flow attributable to USAC (100%)	(90)	(85)	(179)	(172)
Distributions from USAC	24	24	48	48
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(289)	(346)	(597)	(688)
Distributable Cash Flow attributable to the partners of Energy Transfer	1,958	2,038	4,263	4,391
Transaction-related adjustments	1	1	3	4
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$1,959	$2,039	$4,266	$4,395
Distributions to partners:
Limited Partners	$1,133	$1,095	$2,257	$2,165
General Partner	1	1	2	2
Total distributions to be paid to partners	$1,134	$1,096	$2,259	$2,167
Common Units outstanding – end of period	3,432.6	3,371.4	3,432.6	3,371.4

(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)These amounts exclude Sunoco LP’s Adjusted EBITDA and distributable cash flow related to its investment in the ET-S Permian and J.C. Nolan joint ventures, which amounts are eliminated in the Energy Transfer consolidation.
(c)For the three and six months ended June 30, 2024, the amount reflected for transaction-related income taxes reflects current income tax expense recognized by Sunoco LP in connection with its April 2024 sale of convenience stores in West Texas, New Mexico and Oklahoma.
ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended June 30,
	2025	2024
Segment Adjusted EBITDA:
Intrastate transportation and storage	$284	$328
Interstate transportation and storage	470	392
Midstream	768	693
NGL and refined products transportation and services	1,033	1,070
Crude oil transportation and services	732	801
Investment in Sunoco LP	454	320
Investment in USAC	149	144
All other	(24)	12
Adjusted EBITDA (consolidated)	$3,866	$3,760
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended June 30,
	2025	2024
Natural gas transported (BBtu/d)	14,229	13,143
Revenues	$931	$637
Cost of products sold	561	205
Segment margin	370	432
Unrealized gains on commodity risk management activities	(21)	(29)
Operating expenses, excluding non-cash compensation expense	(61)	(66)
Selling, general and administrative expenses, excluding non-cash compensation expense	(10)	(14)
Adjusted EBITDA related to unconsolidated affiliates	5	5
Other	1	—
Segment Adjusted EBITDA	$284	$328
Transported volumes of gas on our Texas intrastate pipelines increased primarily due to more third-party transportation. Transported volumes reported above exclude volumes attributable to purchases and sales of gas for our pipelines’ own accounts and the optimization of any unused capacity.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impact of the following:
•a decrease of $45 million in realized natural gas sales and other primarily due to lower optimization volumes with shifts to long-term third-party contracts from the Permian and narrower price spreads;
•a decrease of $11 million in transportation fees primarily due to the recovery in the prior period of certain disputed fees on our Texas system; and
•a decrease of $2 million in storage margin primarily due to lower storage optimization; partially offset by
•a decrease of $5 million in operating expenses primarily due to a decrease in maintenance projects costs; and
•an increase of $4 million in retained fuel margin primarily due to higher gas prices.
Interstate Transportation and Storage

	Three Months Ended June 30,
	2025	2024
Natural gas transported (BBtu/d)	18,153	16,337
Natural gas sold (BBtu/d)	30	20
Revenues	$590	$519
Cost of products sold	3	2
Segment margin	587	517
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(221)	(210)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(26)	(32)
Adjusted EBITDA related to unconsolidated affiliates	130	118
Other	—	(1)
Segment Adjusted EBITDA	$470	$392
Transported volumes increased primarily due to more capacity sold and higher utilization on several of our major pipeline systems due to increased demand.

Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impact of the following:
•an increase of $70 million in segment margin primarily due to a $35 million negative impact in the prior period related to the conclusion of a rate case on our Panhandle system, a $33 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes and a $4 million increase due to higher storage and liquids revenue; and
•an increase of $12 million in Adjusted EBITDA related to unconsolidated affiliates due to a $6 million increase from our Citrus joint venture, a $4 million increase from our Midcontinent Express Pipeline joint venture and a $2 million increase from our Southeast Supply Header pipeline joint venture; partially offset by
•an increase of $11 million in operating expenses primarily due to an increase in volume-driven expenses.
Midstream

	Three Months Ended June 30,
	2025	2024
Gathered volumes (BBtu/d)	21,329	19,437
NGLs produced (MBbls/d)	1,181	955
Equity NGLs (MBbls/d)	64	56
Revenues	$3,135	$2,507
Cost of products sold	1,911	1,457
Segment margin	1,224	1,050
Operating expenses, excluding non-cash compensation expense	(416)	(321)
Selling, general and administrative expenses, excluding non-cash compensation expense	(47)	(43)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	1	1
Segment Adjusted EBITDA	$768	$693
Gathered volumes increased primarily due to newly acquired assets, as well as additional and upgraded plants in the Permian region, partially offset by lower dry gas gathering in the Northeast and Ark-La-Tex regions. NGL production increased primarily due to recently acquired assets and increased Permian plant utilization.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impact of the following:
•an increase of $176 million in segment margin primarily due to recently acquired assets and higher volumes in the Permian region; and
•an increase of $11 million in segment margin due to higher natural gas prices of $38 million, partially offset by lower NGL prices of $27 million; partially offset by
•a decrease of $13 million in segment margin due to lower dry gas volumes in the Northeast and Ark-La-Tex regions;
•an increase of $95 million in operating expenses primarily due to recently acquired assets and assets placed in service as well as higher employee costs; and
•an increase of $4 million in selling, general and administrative expenses due to an adjustment to the workers’ compensation reserve in the prior period and higher corporate allocations.

NGL and Refined Products Transportation and Services

	Three Months Ended June 30,
	2025	2024
NGL transportation volumes (MBbls/d)	2,331	2,235
Refined products transportation volumes (MBbls/d)	599	602
NGL and refined products terminal volumes (MBbls/d)	1,553	1,506
NGL fractionation volumes (MBbls/d)	1,150	1,093
Revenues	$5,941	$5,795
Cost of products sold	4,635	4,512
Segment margin	1,306	1,283
Unrealized (gains) losses on commodity risk management activities	(34)	20
Operating expenses, excluding non-cash compensation expense	(230)	(232)
Selling, general and administrative expenses, excluding non-cash compensation expense	(41)	(34)
Adjusted EBITDA related to unconsolidated affiliates	32	33
Segment Adjusted EBITDA	$1,033	$1,070
NGL transportation volumes increased primarily due to higher volumes from the Permian region. The increase in transportation volumes also led to higher fractionated volumes at our Mont Belvieu NGL Complex.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment decreased due to the net impact of the following:
•a decrease of $78 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to lower gains from the optimization of hedged NGL and refined product inventories; and
•an increase of $7 million in selling, general and administrative expenses primarily due to increased costs from recently acquired assets; partially offset by
•an increase of $33 million in transportation margin primarily due to higher throughput and contractual rate escalations on our Mariner East and our Gulf Coast pipeline systems; and
•an increase of $12 million in fractionators and refinery services margin primarily due to higher throughput.
Crude Oil Transportation and Services

	Three Months Ended June 30,
	2025	2024
Crude oil transportation volumes (MBbls/d)	7,049	6,490
Crude oil terminal volumes (MBbls/d)	3,216	3,291
Revenues	$5,748	$7,372
Cost of products sold	4,725	6,309
Segment margin	1,023	1,063
Unrealized gains on commodity risk management activities	(25)	(19)
Operating expenses, excluding non-cash compensation expense	(237)	(216)
Selling, general and administrative expenses, excluding non-cash compensation expense	(38)	(36)
Adjusted EBITDA related to unconsolidated affiliates	8	7
Other	1	2
Segment Adjusted EBITDA	$732	$801
Crude oil transportation volumes were higher due to continued growth on our gathering systems and from assets contributed upon the recent formation of the ET-S Permian joint venture with Sunoco LP, partially offset by lower volumes on our Bakken Pipeline. Crude terminal volumes were lower primarily due to lower volumes received from our Bakken Pipeline system.

Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impact of the following:
•a decrease of $46 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) due to decreased transportation revenue, primarily from our Bakken Pipeline system, partially offset by increases from assets contributed upon the formation of the ET-S Permian joint venture;
•an increase of $21 million in operating expenses primarily due to a $10 million increase from assets contributed upon the formation of the ET-S Permian joint venture, a $6 million increase in employee costs and a $5 million increase in expense projects; and
•an increase of $2 million in selling, general and administrative expenses primarily due to costs associated with the ET-S Permian joint venture.
Investment in Sunoco LP

	Three Months Ended June 30,
	2025	2024
Revenues	$5,390	$6,173
Cost of products sold	4,821	5,609
Segment margin	569	564
Unrealized gains on commodity risk management activities	(7)	(6)
Operating expenses, excluding non-cash compensation expense	(162)	(149)
Selling, general and administrative expenses, excluding non-cash compensation expense	(47)	(132)
Adjusted EBITDA related to unconsolidated affiliates	51	3
Inventory fair value adjustments	40	32
Other, net	10	8
Segment Adjusted EBITDA	$454	$320
The investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impact of the following:
•an increase of $12 million in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) primarily due to the acquisition of NuStar, which was acquired in May 2024 and therefore is only reflected for two months in the prior period. This increase was partially offset by a decrease of $50 million from Sunoco LP’s deconsolidation of certain of NuStar’s assets in connection with the formation of ET-S Permian effective July 1, 2024, as well as a $29 million decrease in fuel profit due to lower profit per gallon;
•an increase of $48 million in Adjusted EBITDA related to unconsolidated affiliates due to the formation of ET-S Permian; and
•a decrease of $85 million in selling, general and administrative expenses, excluding non-cash compensation expense, primarily related to one-time NuStar acquisition costs in 2024; partially offset by
•an increase of $13 million in operating expenses due to increased costs from the acquisition of NuStar, which was acquired in May 2024 and therefore is only reflected for two months in the prior period. This increase was partially offset by a decrease of $6 million from Sunoco LP’s deconsolidation of certain of NuStar’s assets in connection with the formation of ET-S Permian effective July 1, 2024.

Investment in USAC

	Three Months Ended June 30,
	2025	2024
Revenues	$250	$236
Cost of products sold	40	36
Segment margin	210	200
Operating expenses, excluding non-cash compensation expense	(47)	(43)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(14)
Other	—	1
Segment Adjusted EBITDA	$149	$144
The investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to the net impact of the following:
•an increase of $10 million in segment margin primarily due to higher revenue-generating horsepower as a result of increased demand for compression services and higher market-based rates on newly deployed and redeployed compression units; partially offset by
•an increase of $4 million in operating expenses primarily due to an increase in employee costs associated with increased revenue-generating horsepower.
All Other

	Three Months Ended June 30,
	2025	2024
Revenues	$936	$296
Cost of products sold	909	287
Segment margin	27	9
Unrealized gains on commodity risk management activities	(14)	(4)
Operating expenses, excluding non-cash compensation expense	—	(3)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(8)
Adjusted EBITDA related to unconsolidated affiliates	2	1
Other and eliminations	(26)	17
Segment Adjusted EBITDA	$(24)	$12
Segment Adjusted EBITDA. For the three months ended June 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased due to the net impact of the following:
•a decrease of $48 million due to the intersegment elimination of Sunoco LP’s 32.5% share of ET-S Permian, which is consolidated in our crude oil transportation and services segment and also reflected as an unconsolidated affiliate in our investment in Sunoco LP segment; partially offset by
•an increase of $9 million in our natural gas marketing business; and
•an increase of $4 million from our compressor packaging business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at June 30, 2025	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$2,506	April 11, 2029

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended June 30,
	2025	2024
Equity in earnings of unconsolidated affiliates:
Citrus	$40	$27
MEP	18	14
White Cliffs	5	4
Explorer	7	9
SESH	14	10
Other	21	21
Total equity in earnings of unconsolidated affiliates	$105	$85

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$88	$82
MEP	26	22
White Cliffs	10	8
Explorer	12	14
SESH	15	13
Other	31	31
Total Adjusted EBITDA related to unconsolidated affiliates	$182	$170

Distributions received from unconsolidated affiliates:
Citrus	$36	$61
MEP	29	24
White Cliffs	9	10
Explorer	10	10
SESH	15	14
Other	25	26
Total distributions received from unconsolidated affiliates	$124	$145

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded, as well as Sunoco LP’s 32.5% interest in the ET-S Permian joint venture.

	Three Months Ended June 30,
	2025	2024
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$566	$677
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	275	329

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$544	$655
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	255	309
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.